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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 19, 1999, relating to the financial statements and financial highlights appearing in the March 31, 1999 Annual Report to Shareholders of SunAmerica Seasons Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus, which constitutes part of this Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
July 6, 1999